Stan J.H. Lee, CPA

 2160 North Central Rd.  Suite 203 Fort Lee  NJ 07024

P.O. Box 436402  San Ysidro  CA  92143

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant,  consents to the inclusion of our report of October 15, 2010 , on the audited financial statements Apex I, Inc. as of September 30, 2010, in Form 10-12G/A filing Amendment No 3 that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

   /s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

 November 28, 2010

Fort Lee, NJ 07024

Stan J.H. Lee, CPA

 2160 North Central Rd.  Suite 203 Fort Lee  NJ 07024

P.O. Box 436402  San Diego CA  92143

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com